EXHIBIT 21

ADOLPH COORS COMPANY AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

The following table lists our significant subsidiaries and the respective jurisdictions of their organization or incorporation as of December 28, 2003. All subsidiaries are included in our consolidated financial statements.

Name	State/country of organization or incorporation
Coors Brewing Company	Colorado
Coors Distributing Company	Colorado
Coors Worldwide, Inc.	Colorado
Coors Brewers Limited	England
Coors International Market Development, LLLP	Colorado
Coors Japan Company, Inc.	Japan and Delaware
Coors Global Properties, Inc.	Colorado
Coors Canada, Inc.	Canada